Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205188 on Form S-8 of our report dated March 21, 2016, relating to the consolidated financial statements of Gener8 Maritime, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Gener8 Maritime, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 21, 2016